BY-LAWS

                                       OF

                 PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

                                   ARTICLE I

                               Meetings of Member

     Section 1.1. Annual Meetings. The annual meeting of the Member for the election of officers and for the transactions of such other business as properly may come before such meeting shall be held on the first Wednesday in April in each year at such time and place, within or without the State of Delaware, and may be designated by the Member.

     Section 1.2. Special Meetings. Special meetings of the Member for any proper purposes may be called at any time by the Member at such time and place within or without the State of Delaware, as the Member shall direct.

     Section 1.3. Action by Consent. Any action required or permitted to be taken at a meeting of the Member may be taken without a meeting.

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                                   ARTICLE II

                                    Officers

     Section 2.1. Officers. The officers of the Company shall be a President, a Secretary and a Treasurer. The Member from time to time may elect one or more Vice Presidents, a Comptroller, Assistant Treasurers, Assistant Comptrollers, Assistant Secretaries, and such other officers as it shall deem necessary. Any number of offices may be held by the same person.

     Section 2.2. Election, Term of Office and Qualifications. Officers shall be elected by the Member. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal.

     Section 2.3. Resignations. Any officer may resign at any time by giving written notice of such resignation to the Member. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Member, and the acceptance of such resignation shall not be necessary to make it effective.

     Section 2.4. Removal. Any officer may be removed with or without cause at any meeting of the Member.



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     Section  2.5.  Vacancies.  A  vacancy  in any  office  by  reason of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed by these By-Laws for regular election to such office.

     Section 2.6. The President. The President shall be the chief executive officer of the Company with absolute power to supervise and direct its business, subject only to the power and authority of the Member. The President shall appoint and discharge employees and agents of the Company (other than officers elected by the Member) and shall see that all orders and resolutions of the Member are carried into effect. The President may sign and execute, in the name and on behalf of the Company, deeds, mortgages, bonds, contracts, agreements or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Member to some other officer or agent. The
President shall have such other powers and perform such other duties as from time to time may be prescribed by the Member or these By-Laws.

     Section 2.7. The Vice President. The Vice President, or, if more than one, the Vice Presidents in the order established by the Member, shall, in the absence or disability of the President, exercise all of the powers and duties of the President. Each such Vice President may sign, in the name and on behalf of the Company, deeds, mortgages, bonds, contracts, agreements or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Member to some other officer as agent and shall have such other powers and perform such other duties as from time to time

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may be prescribed by the Member or these By-Laws. Any Vice President may, in the discretion of the Member, be designated as "executive", "senior" or by any succeeding ordinal number or by departmental or functional classification.

     Section 2.8. The Treasurer. The Treasurer shall have custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company; shall deposit all monies, and other valuable effects in the name and to the credit of the Company, in such depositories as may designated by the Member, and, in general, shall perform all duties incident to the office of the Treasurer. The Treasurer shall disburse the funds of the Company as may be ordered by the Member, taking proper vouchers for such disbursements, and shall render to the Member, whenever they may require it, an account of all transactions. The Treasurer shall have such other powers and perform such other duties as from time to time may be prescribed by the Member or these By-Laws.

     Section 2.9. The Comptroller. The Comptroller shall supervise the accounts of the Company, have supervision over and responsibility for the books, records, accounting and system of accounting and auditing in each office of the Company and, in general, perform all duties incident to the office of the Comptroller. The Comptroller shall also have such other powers and perform such other duties as from time to time may be prescribed by the Member or these By-Laws.


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Section 2.10. The Secretary. The Secretary shall:

     (a) record all the proceedings of the meetings of the Member;

     (b) cause all notices to be duly given in accordance with the provisions of these By-Laws and as required by law;

     (c) be custodian of the records and of the seal of the Company, and cause the seal to be affixed to all instruments the execution of which on behalf of the Company shall have been duly authorized;

     (d) see that the lists, books, reports, statements, certificates and other documents and records required by law are properly kept and filed; and

     (e) in general, perform all duties incident to the office of Secretary and have such other powers and perform such other duties as from time to time may be prescribed by the Member or these By-Laws.

     Section 2.11. Assistant Secretaries, Assistant Treasurers and Assistant Comptrollers. Assistant Treasurers, Assistant Comptrollers and Assistant Secretaries shall have power to perform, in the name and on behalf of the Company, such duties as may be required to be performed by the Treasurer, Comptroller, and Secretary, respectively, and shall have such other powers and perform such other duties as from time to time may be prescribed by the Member or these By-Laws.

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                                   ARTICLE III

                         Indebtedness of the Company and
                            Deposit of Company Funds

     Section 3.1. Borrowing. No loans or advances shall be obtained or contracted for, by or on behalf of the Company and no negotiable paper shall be issued in its name, unless and except as authorized by the Member. Such authorization may be general or confined to specific instances. Any officer or agent of the Company thereunto so authorized may obtain loans and advances for the Company, and for such loans and advances may make, execute and deliver promissory notes, bonds, or other evidences of indebtedness of the Company. Any officer or agent of the Company thereunto so authorized may pledge, hypothecate or transfer as security for the payment of any and all loans, advances, indebtedness and liabilities of the corporation, any and all stocks, bonds, or other securities and other personal property at any time held by the Company, and to that end may endorse, assign and deliver the same and do every act and thing necessary or proper in connection therewith.

     Section 3.2. Deposits. All funds of the Company not otherwise employed shall be deposited from time to time to its credit in such banks, trust companies or other depositories as the Member may select. Endorsements for deposit to the credit of the Company in any of its duly authorized depositories shall be made in such manner as the Member from time to time may determine.

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     Section.  3.3. Checks,  Drafts, etc. All checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Company, shall be signed by such officer or officers or agent or agents of the Company, and in such manner, as from time to time shall be determined by the Member.

                                   ARTICLE IV

                            Miscellaneous Provisions

     Section 4.1. Offices. The registered office of the Company shall be located at the office of the Company Service Company in the City of Wilmington, County of Kent, in the State of Delaware and said corporation shall be the registered agent of this Company at such office. The Company may have other offices, either within or without the State of Delaware, at such place or places as shall be determined from time to time by the Member.

     Section 4.2. Fiscal Year. The fiscal year of the Company shall commence on the first day of January and end on the thirty-first day of December in each year.

     Section 4.3. Corporate Seal. The seal of the Company shall be circular in form and contain the name of the Company and the year and state of its formation. Such seal may be altered from time to time at the discretion of the Member.


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     Section  4.4.  Amendments.  All  By-Laws of the  Company  may be amended or repealed, and new By-Laws may be made, by the Member.

     Section 4.5. Internal Business Committees. The officers of the Company may appoint, from time to time as deemed appropriate, internal business committees and advisory boards comprised of officers and/or associates of the Member to provide guidance and advice in regard to the function and management of the Company.

                                    ARTICLE V

                                 Indemnification

     Section 5.1. Indemnification. The Company shall indemnify, in the matter and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Where required by law, the indemnification provided for herein shall be made only as authorized in the specific case upon a determination, in the manner provided by law, that indemnification of the director,


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officer,  employee or agent is proper in the circumstances.  The Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him. To the full extent permitted by law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by the Company in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Company to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Company may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holder of such office.

                                   ARTICLE VI

                              Conflicting Interests

     Section 6.1. Conflicting Interests. No officer, or employee of the Company shall have any position with or a substantial interest in any other enterprise operated for profit, (other than the Member or any direct or indirect subsidiary thereof) the existence of which would conflict or might reasonably be supposed to conflict with the proper performance of his or her Corporate responsibilities, or, which might tend to affect his or her


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independence  of judgment with respect to  transactions  between the Company and such other enterprises.

     If any officer or employee has a position with or substantial interest in another such enterprise, which, when acquired, did not create such an actual or apparent conflict of interest, he or she shall make timely disclosure of such position or interest to the Member when he or she learns that there is an impending transaction between such enterprise and the Company or the Member or any subsidiary or affiliate of either the Company or the Member that might create such an actual or apparent conflict.

     The Member, which may act through an appropriate committee, shall adopt such regulations and procedures as shall from time to time appear to it sufficient to secure compliance with the above policy.